Exhibit 5.2

JOHN F. SPRATLEY
Barrister and Solicitor
4 King Street West	Tel: (416) 944-3739
Suite 1320	Fax: (416) 968-0465
Toronto, Ontario	spratley@sympatico.ca
M5H 1B6

December 20, 2011

Nirek Resources Inc.
4 King Street West
Suite 1320
Toronto, Ontario, Canada M5H 1B6

Re: Registration Statement on Form S-4/A

Ladies and Gentlemen:

We are counsel for Nirek Resources Inc., an Ontario, Canada corporation (the “Company”), in connection with the proposed public offering by the Company under the Securities Act of 1933, as amended, of up to 1,123,316 shares of its common stock, no par value per share (“Common Stock”), silver certificates for ten (10) grams of silver, gold warrants at a cost of $190.00 each for ten (10) grams of gold, and gold certificates for ten (10) grams of gold through a Registration Statement on Form S-4/A (the “Registration Statement”) as to which this opinion is a part, to be filed with the Securities and Exchange Commission.

In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies identified to our satisfaction of the following:

(1) Articles of Incorporation and amendments thereto, of the Company as certified by the Ministry of Government Services of the Province of Ontario.

(2) Corporate minutes containing the written resolutions of the Board of Directors of the Company;

(3) Management proxy materials, including Notice of Meeting, Information Circular and Form of Proxy in connection with the Special Meeting of Shareholders held on October 7, 2011 along with the minutes and scrutineer’s report;

(4) The Registration Statement and the prospectus contained within the Registration Statement; and

(5) The other exhibits of the Registration Statement.

We have examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as we have deemed necessary or appropriate under the circumstances.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies. We have relied upon the statements contained in the Registration Statement and certificates of officers of the Company, and we have made no independent investigation with regard thereto.

Based upon the foregoing and in reliance thereon, it is our opinion that the 1,123,316 shares of Common Stock, silver certificates for ten (10) grams of silver, gold warrants at a cost of $190.00 each for ten (10) grams of gold, and gold certificates for ten (10) grams of gold being offered by the Company under the Registration Statement, when issued, will be legally issued, fully paid and non-assessable.

We hereby consent to this opinion being included as an exhibit to the Registration Statement and to the use of our name under the caption “EXPERTS” in the prospectus constituting a part thereof.

Yours truly

John F. Spratley
JFS/aw